Exhibit 10.10

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of March 24, 2004 by and between Pain Therapeutics, Inc. (the “Company”), and Richard Stevens (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is able and willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION

(a) Consultant agrees to perform for the Company the services described in Exhibit A (“Services”).

(b) The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

2. CONFIDENTIALITY

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, clinical or pre-clinical research or results, product plans, patent applications, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Consultant will not; during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 2 and 5 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third-party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information in tangible form that Consultant may have in Consultant’s possession or control.

3. NO LICENSE GRANTED

Nothing in this Agreement is intended to grant any rights to the Third Party under any patent, copyright, trade secret or other intellectual property right nor shall this Agreement grant the Third Party any rights in or to the Company’s Confidential Information, except the limited right to review such Confidential Information solely for the purposes of determining whether to enter into the proposed business relationship between the parties.

4. REPORTS

Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

5. CONFLICTING OBLIGATIONS

(a) Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

(b) In view of Consultant’s access to the Company’s trade secrets and proprietary know-how/Consultant further agrees that Consultant will not, without Company’s prior written consent, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement.

6. TERM AND TERMINATION

(a) This Agreement will commence on the date first written above and will continue until the earlier of (i) May 1, 2007 or (ii) earlier termination as provided below.

(b) The Company may terminate this Agreement immediately and without prior notice if Consultant (i) refuses to or is unable to perform the Services or (ii) is in breach of any material provision of this Agreement; provided, however that the Company first gives Consultant prior written notice of such termination. Any such notice shall be addressed to Consultant at the address shown below or such other address as Consultant may notify the Company of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. In the event of an early termination pursuant to clause (ii), Consultant shall have ten (10) business days from notice of termination to cure any breach, to the extent such breach is curable, and to the reasonable satisfaction of the Company.

(c) Upon such termination all rights and duties of the parties toward each other shall cease except that Sections 2 (Confidentiality) and 8 (Independent Contractor) shall survive termination of this Agreement.

7. ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

8. INDEPENDENT CONTRACTOR

Consultant shall perform the Services hereunder as an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company at any time. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor.

9. BENEFITS

Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant will receive no benefits from the Company, either as an independent contractor or employee. If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant will become a non- benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

10. ARBITRATION AND EQUITABLE RELIEF

(a) Except as provided in Section 10(d) below, the Company and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration to be held in the San Francisco Bay Area, CA, in accordance with the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Consultant hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(d) Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2 herein. Accordingly, Consultant agrees that if Consultant breaches Section 2, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

(e) CONSULTANT HAS READ AND UNDERSTANDS SECTION 10, WHICH DISCUSSES ARBITRATION. CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, EXCEPT AS PROVIDED IN SECTION 10 (d), TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

11. GOVERNING LAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

12. ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PAIN THERAPEUTICS, INC. 416 Browning Way South San Francisco, CA 94080

By:	/s/ Remi Barbier
Remi Barbier
President & CEO

CONSULTANT:

Richard Stevens
One Embarcadero, Suite 3700
San Francisco, CA 94111

/s/ Richard Stevens

EXHIBIT A

SERVICES AND COMPENSATION

1. Contact. Consultant’s principal Company contact:

Name:	Peter S. Roddy

Chief Financial Officer

Pain Therapeutics, Inc.

416 Browning Way

South San Francisco, CA 94080

2. Services.

The Services shall include, but shall not be limited to, the following:

Advising the Company on matters related to the conduct of its internal and external financial reporting policies and procedures; and to provide other financial consulting as requested by the Company from time-to-time.

3. Compensation

From the commencement date of this Agreement, March 24, 2004, through final completion of the Services or termination as provided in Section 6, the Company will provide the following compensation to Consultant:

(a) Options to purchase common stock previously granted options to the Consultant will remain in place and continue to vest in accordance with current applicable vesting schedules; and

(b) The Company shall reimburse Consultant for all reasonable travel and other direct expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses;

Consultant shall not be entitled to any other compensation from the Company for the Services.